Exhibit 10.46

AMENDED AND RESTATED CHANGE OF CONTROL AGREEMENT

This Amended and Restated Change of Control Agreement (this “Agreement”) is made effective as of December 16, 2005 by and between Primal Solutions, Inc., a Delaware corporation (the “Company”), and William C. Bousema (the “Executive”).

RECITALS

A.            The Executive has made and is expected to make a major contribution to the profitability, growth and financial strength of the Company and its affiliates.

B.            The Company considers the continued availability of the Executive’s services, managerial skills and business experience to be in the best interest of the Company and its stockholders and desires to assure the continued services of the Executive on behalf of the Company without the distraction of the Executive occasioned by the possibility of an abrupt change in control of the Company.

C.            The Executive is willing to remain in the employ of the Company, particularly in the event of a threat or the occurrence of a change in control of the Company, upon the understanding that the Company will provide him with income security and certain other benefits in accordance with the terms and conditions contained in this Agreement in the event his employment is terminated in connection with a change in control of the Company.

D.            The Company and the Executive previously entered into a Change of Control Agreement dated March 25, 2005 (the “Prior Agreement”). This Agreement amends, restates and supersedes the Prior Agreement. The Company and Executive are also concurrently entering into an Amendment No. 1 to Employment Letter Agreement dated March 25, 2005 (the “Letter Agreement”), which Letter Agreement describes certain covenants and conditions of Executive’s employment by the Company.

E.             For purposes of this Agreement, defined terms in this Agreement shall have the meaning specified or referred to in Section 3.

AGREEMENT

In consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.  EFFECTIVE DATE; TERM

1.1           This Agreement shall become effective on the date hereof and shall continue in effect until one (1) day after the termination of the Executive’s employment with the Company for any reason. No termination of this Agreement shall limit, alter or otherwise affect the Executive’s rights hereunder with respect to a Change of Control which has occurred prior to, or within three months after, such employment termination, including without limitation the Executive’s rights to receive the various benefits hereunder.

2.  SEVERANCE PAYMENTS UPON A CHANGE OF CONTROL

2.1           Events Giving Rise to Severance Payments.

The Company shall pay or cause to be paid to the Executive the Severance Payments specified in Section 2.2 and the other benefits specified in this Agreement if:

(i)            there is a Change of Control, and within 12 months after the Change of Control, (A) the Company or any successor to the Company terminates the employment of the Executive for any reason other than Cause, death, Disability or the Executive reaching the mandatory retirement age established by the Company, if any, or (B) the Executive voluntarily terminates his employment for Good Reason; or

(ii)           the Executive’s employment by the Company is terminated by the Company within three months prior to the Change of Control, and such termination arose in connection with or in anticipation of the Change of Control (for purposes of this Agreement, meaning that at the time of such termination, the Company had entered into an agreement, the consummation of which would result in a Change of Control, or the termination of the Executive’s employment was at the request of a third party who has taken steps to effect a Change of Control), or the Executive voluntarily terminates his employment for Good Reason during such three-month period, and in each case, such Change of Control is consummated, or the Board adopts a resolution to the effect that a potential Change of Control for purposes of this Agreement has occurred.

2.2           Severance Payments Upon Termination of Employment.

(a)           If the Executive is entitled to benefits pursuant to Section 2.1, the Company shall pay or provide to the Executive as a severance payment (the “Severance Payment”), in lieu of any further compensation or other amounts and in settlement and complete release of all claims the Executive may have against the Company, the following:

(i)            A single lump sum cash payment equal to the sum of:

(A)          any accrued and unpaid portion of the Executive’s Salary and vacation through the Termination Date and any accrued and unpaid portion of the Executive’s Incentive Compensation and other bonuses for the prior fiscal year;

(B)           an amount equal to 100% of the Executive’s then current annual Salary; and

(C)           an amount equal to 100% of the amount that would otherwise be payable to the Executive, if the Executive remained employed by the Company, under the Incentive Compensation and other bonus plans, if any, in which the

Executive is then participating for the fiscal year in progress, calculated assuming that 100% of the targets under such bonus plans are achieved.

(ii)           Continuation, on the same terms as in effect on the Termination Date, including general premium increases, of all medical, dental, life and disability Benefits for the Executive for 12 months commencing on the Termination Date (the “payment period”), including equivalent coverage for the Executive’s spouse and dependent children, if such coverage was provided immediately prior to the Termination Date. In the event that the Executive is ineligible under the terms of such insurance to continue to be so covered, the Company shall provide the Executive with a lump sum payment equal to the cost to the Executive of obtaining substantially similar coverage for the payment period, which lump sum payment shall be paid no later than 3 months after such Termination Date, but in no event later than 2-1/2 months following the close of the calendar year in which termination under this paragraph occurs. If the Executive, prior to the Termination Date, was receiving any cash-in-lieu payments designed to enable the Executive to obtain insurance coverage of his choosing, the Company shall, in addition to any other benefits to be provided under this Section 2.2(a)(ii), provide the Executive with continued payments of such in-lieu payments that the Executive would have been entitled to receive over the payment period. In no event will such in-lieu payments extend beyond 2-1/2 months following the close of the calendar year in which termination under this paragraph occurs, and payments will be accelerated, if necessary to prevent such 2-1/2 month period to be exceeded. The Company’s obligation hereunder with respect to the foregoing Benefits shall be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer’s benefit plans, in which case the Company may reduce the coverage of any Benefits it is required to provide the Executive hereunder so long as the aggregate coverage and benefits of the combined benefit plans are no less favorable to the Executive than the Benefits required to be provided hereunder.

(b)           If the Executive’s employment is terminated by the Company or its successor pursuant to Sections 2.1(i)(A) or 2.1(ii), the lump sum payment payable to the Executive under Section 2.2(a)(i) shall be paid within ten days of the Termination Date, or if applicable, the effective date of any release executed by the Executive in connection with termination of his employment with the Company. If the Executive terminates his employment with the Company for Good Reason pursuant to Sections 2.1(i)(B) or 2.1(ii), in no event will the lump sum payment payable to the Executive under Section 2.2(a)(i) commence prior to six months following such separation. Within ten days after the effective date of the Executive’s resignation for Good Reason pursuant to Sections 2.1(i)(B) or 2.1(ii) and the effective date of any release executed by the Executive pursuant to Section 2.2(e), the Company shall make an irrevocable contribution in the amount of the lump sum payment to a rabbi trust which shall take the form of the model rabbi trust described in Internal Revenue Service Revenue Procedure 92-64. The trustee shall be chosen by the Company in its reasonable discretion. The Company shall pay the reasonable expenses of establishing and maintaining the trust. During the term of the trust, all income received by the trust, net of any expenses and taxes, shall be accumulated and reinvested and paid to the Executive with the principal of the trust on the termination of the trust. Notwithstanding the foregoing, any portion of said lump sum payment may be paid earlier if required by applicable law. Moreover, any portion of said lump sum payment not subject to

Internal Revenue Service Rule 409A shall be paid within ten days after the Termination Date and the effective date of any release executed by the Executive pursuant to Section 2.2(e).

(c)           Except as set forth herein, the Executive’s compensation by the Company and its affiliates and accrual of, or participation in all benefit, bonus, incentive and other plans or programs of the Company and its affiliates, will cease on the Termination Date.

(d)           The Executive shall not be required to mitigate the amount of any Severance Payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment, except as provided in Section 2.2(a)(ii). Notwithstanding the foregoing, to the extent permitted by applicable law, the Severance Payment provided for in this Section 2 shall be reduced by the amount of any other severance or termination pay to which the Executive may be entitled by operation of any applicable law or under any agreement with the Company, any of its affiliates or any successors of such entities.

(e)           The Company may, as a condition to the Executive receiving any Benefits under this Agreement, require the Executive to execute a release of all claims the Executive may have against the Company or its affiliates arising from the Executive’s employment with the Company or its affiliates or any successors, and the termination thereof, in a form reasonably satisfactory to the Company.

(f)            The obligations of the Company hereunder, including its obligation to pay the Severance Payment provided for herein, are contingent upon the Executive’s performance of the Executive’s obligations hereunder, including under Section 2.6. If the Executive breaches any of the material terms and provisions of this Agreement, in addition to any other remedies that the Company may have for any such breach, the Company may immediately terminate providing any Severance Payment then being made.

(g)           Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

(h)           Notwithstanding any provision of this Agreement to the contrary, if, at the time of Executive’s termination of employment with the Company, he is a “specified employee” as defined in Section 409A of the Code, and one or more of the payments or benefits received or to be received by Executive pursuant to this Agreement would constitute deferred compensation subject to Section 409A, no such payment or benefit will be provided under this Agreement until the earliest of (A) the date which is six (6) months after his “separation from service” for any reason, other than death or “disability” (as such terms are used in Section 409A(a)(2) of the Code), (B) the date of his death or “disability” (as such term is used in Section 409A(a)(2)(C) of the Code) or (C) the effective date of a “change in the ownership or effective control” of the Company (as such term is used in Section 409A(a)(2)(A)(v) of the Code).  The provisions of this Section 2.2(h) shall only apply to the extent required to avoid Executive’s incurrence of any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder.  In addition, if any provision of this Agreement would cause Executive to incur any penalty tax or interest under Section 409A of the Code or any regulations or

Treasury guidance promulgated thereunder, the Company may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code. To the extent that an insurance benefit received or to be received by Executive constitutes deferred compensation subject to Section 409A of the Code, Executive will pay any insurance premiums that would otherwise be due on the first day of each calendar month during the period the benefits are deferred under this Section 2.2(h). Executive will be reimbursed for such insurance premiums on the date that payments and benefits are otherwise provided under this Section 2.2(h).

2.3           Notice of Termination.  Any termination of the Executive’s employment by the Company or by the Executive (other than termination based on the Executive’s death) following or in connection with a Change of Control shall be communicated by the terminating party in a Notice of Termination to the other party hereto.

2.4           Withholding Taxes.  Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.

2.5           Affiliates.  Nothing contained herein shall prohibit any affiliates of the Company fulfilling any obligation of the Company to the Executive hereunder and for such purposes will be deemed the act of the Company.

2.6           Covenants of the Executive.  Payment of the Severance Payment under this Agreement shall be contingent upon the Executive complying with the covenants of the Executive set forth in the “Non-Interference” provision of the Letter Agreement as well as under the Employee Confidentiality and Invention Assignment Agreement, through the payment period. The parties acknowledge that the Executive’s agreement to comply with these covenants is an essential element of this Agreement, and without which the Company would not have entered into this Agreement.

2.7           Indemnification for Excise Tax.

(a)           In the event that (i) the Executive becomes entitled to the Severance Payments in accordance with this Section 2, and (ii) such Severance Payment and any other benefits or payments (including transfers of property) that the Executive receives, or is to receive, pursuant to this Agreement or any other agreement, plan or arrangement with the Company in connection with a Change of Control (“Other Benefits”) shall be subject to the tax imposed pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any successor thereto) or any comparable provision of state law (collectively, the “Excise Tax”), then the Company or its successor shall pay to the Executive within 30 days after the termination of the Executive’s employment with the Company or its successor, an additional amount (the “Gross-Up Payment”) determined in accordance with the following provisions. The Gross-Up Payment shall be equal to the amount necessary so that the net amount retained by the Executive, after subtracting the Excise Tax and after also subtracting all federal, state or local income tax, FICA tax and Excise Tax on the Gross-Up Payment, shall be equal to the net amount the Executive would have retained if no Excise Tax had been imposed and no Gross-Up Payment had been made. It is intended that the Executive shall not suffer any loss or expense resulting from the assessment of any Excise Tax or the Company’s reimbursement of the Executive for any such Excise Tax.

(b)           For purposes of determining whether any of the Severance Payments or Other Benefits will be subject to Excise Tax and the amount of such Excise Tax:

(i) any payments or benefits received or to be received by the Executive in connection with a Change of Control (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change of Control or any Person affiliated with the Company or such Person) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code (or any successor thereto), and all “excess parachute payments” within the meaning of Section 280G(b)(l) of the Code (or any successor thereto) shall be treated as subject to Excise Tax, unless in the opinion of tax counsel selected by the Company’s independent auditors and acceptable to the Executive, (A) such other payments or benefits (in whole or in part) do not constitute such parachute payments or (B) such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280(G)(b)(4) of the Code (or any successor thereto),

(ii) the amount of the Severance Payments and Other Benefits which shall be treated as subject to Excise Tax shall be equal to the lesser of (A) the total amount of the Severance Payments and Other Benefits or (B) the amount of excess parachute payments within the meaning of Sections 280G(b)(l) and (4) of the Code (or any successor or successors thereto) after applying clause (i) above, and

(iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Sections 280(G)(d)(3) and (4) of the Code (or any successor or successors thereto).

(c)           For purpose of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay (i) federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and (ii) state and local income taxes at the highest marginal rates of taxation in the state and locality of the Executive’s residence on the date of termination of the Executive’s employment, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(d)           In the event that the actual amount of Excise Tax (the “Actual Excise Tax”) is subsequently determined to be less than the amount taken into account hereunder at the time of the Executive’s termination of employment entitling him to Severance Payments (the “Pre-determined Excise Tax”), the Executive shall repay to the Company, at the time that the amount of the Actual Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to the amount by which the Pre-determined Excise Tax exceeds the Actual Excise Tax, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code (or any successor thereto) (the “Applicable Rate”). In the event that the Actual Excise Tax is determined to exceed the amount of Pre-determined Excise Tax (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus interest, determined at the Applicable Rate, payable with respect to such excess) at the time that the amount of the Actual Excise tax is finally determined.

2.8           Acceleration of Vesting of Options.  Notwithstanding anything contained herein to the contrary, whether or not the Executive’s employment with the Company or its successor is terminated upon a Change of Control, to the extent permitted under applicable law, upon the occurrence of a Change of Control all outstanding unvested stock options and all previously granted unvested restricted stock awards granted to the Executive by the Company shall accelerate and vest.

3.  DEFINITIONS

For purposes of this Agreement:

3.1           “Board” shall mean the Board of Directors of the Company.

3.2           “Benefits” shall mean any and all stock option, restricted stock, pension, profit sharing, bonus, life insurance, hospitalization, major medical, tuition reimbursement, medical flexible spending accounts,  independent financial and tax consulting services and other employee benefit plans provided by the Company that may be in effect from time to time.

3.3           “Beneficial Ownership” shall have the meaning in Rule 13d-3 promulgated under the Exchange Act.

3.4           “Cause” shall mean: (a) an intentional act which materially injures the Company; (b) an intentional refusal or failure to follow lawful and reasonable directions of the Board of Directors or an individual to whom the Executive reports (as appropriate); (c) a willful or habitual neglect of duties; or (d) the conviction of, or the entering of a guilty plea or plea of no contest by the Executive with respect to, a felony involving an act of moral turpitude.

3.5           “Change of Control” shall mean, after the date hereof, any of the following events:

(a)           An acquisition in one or a series of related transactions of any voting securities of the Company (“Voting Securities”), directly or indirectly by any Person, other than (1) the Company, (2) any wholly-owned subsidiary of the Company, (3) any employee benefit plan of the Company or any wholly-owned subsidiary of the Company (including an employee stock ownership plan), (4) any trustee or other fiduciary holding securities under any employee benefit plan adopted by the Company or any subsidiary of the Company, (5) any underwriter in connection with a firm commitment public offering of the Company’s capital stock, immediately after which such Person has beneficial ownership of 35% or more of the combined voting power of the Company’s then outstanding Voting Securities, or (6) a Person which includes the Executive.

(b)           An acquisition in one or a series of related transactions of any voting securities of any material subsidiary of the Company (being defined for purposes hereof, as any subsidiary representing at least 50% of the Company’s combined revenue or assets), directly or indirectly by any Person, other than (1) the Company, (2) any wholly-owned subsidiary of the Company, (3) any employee benefit plan of the Company or any wholly-owned subsidiary of the Company (including an employee stock ownership plan), (4) any trustee or other fiduciary holding securities under any employee benefit plan adopted by the Company or any subsidiary of the Company, or (5) any underwriter in connection with a firm commitment public offering of such subsidiary’s capital stock, immediately after which such Person has beneficial ownership of 50% or more of the combined voting power of such subsidiary’s then outstanding voting securities.

(c)           During any period of 12 consecutive months, the individuals who, as of the beginning of such period, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board; provided, however, that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least two-thirds of the then Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the members of the Board, as such terms are used in Rule 14A-11 of Regulation 14A promulgated under the Exchange Act), such new director shall, for purposes of this Agreement, be considered a member of the Incumbent Board.

(d)           Approval by the Company’s stockholders of a complete liquidation or dissolution of the Company.

(e)           Consummation of a merger, consolidation or reorganization (or series of related transactions) involving the Company, unless the stockholders of the Company having the power to vote in the ordinary election of directors immediately before such merger, consolidation or reorganization, own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least 50% of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization in substantially the same proportion as their ownership of the Voting Securities of the Company immediately before such merger, consolidation or reorganization (or series of related transactions).

(f)            Consummation of an agreement for the sale or other disposition of all or substantially all of the assets of the Company (evaluated on a consolidated basis, without regard to whether the sale or other disposition is effected via a sale or other disposition of assets of the Company, the sale or other disposition of the securities of one or more subsidiaries of the Company or the sale or other disposition of the assets of one or more subsidiaries of the Company) to any Person (other than a transfer to a subsidiary of the Company).

(g)           The occurrence of any other event of a nature that would be required to be reported by the Company in response to Item 5.01 of a Current Report on Form 8-K (or any successor to such form) promulgated pursuant to the Exchange Act.

3.6           “Company” shall mean Primal Solutions, Inc., a Delaware corporation or any successor of the Company.

3.7           “Disability” shall have occurred, if for physical or mental reasons, the Executive is unable to perform the essential functions of the Executive’s duties under the Letter Agreement, with or without reasonable accommodation.

3.8           “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

3.9           “Good Reason” shall mean any of the following: (a) the Company’s material breach of the Letter Agreement or any other agreement between Executive and the Company concerning Executive’s employment with the Company; provided, however, that the Company shall have ten (10) days to remedy the breach after receipt of written notice from the Executive that the breach has occurred if the breach is susceptible of cure; (b) the assignment of the Executive without his express and voluntary written consent to a title, status, overall position, responsibilities, duties, reporting relationship, or general working environment of a materially lesser status or degree of responsibility than his title, status, overall position, responsibilities, duties, reporting relationship, and general working environment at the effective date of the Letter Agreement; (c) the requirement by the Company that the Executive relocate the Executive’s personal residence outside the metropolitan Orange County, California area; (d) the relocation by the Company of the Executive’s office more than 50 miles from its location as of the effective date of the Letter Agreement; (e) any failure by the Company to obtain the assumption of any material written agreement between the Executive and the Company concerning Executive’s employment by any successor of the Company or assignee of substantially all of the business of the Company; or (f) any material change by the Company in the Benefits or Incentive Compensation offered to the Executive from those in which the Executive is participating on the effective date of the Letter Agreement, or the taking of any action by the Company which would materially and adversely affect the Executive’s participation in or reduce the Executive’s benefits under any of the Benefits or Incentive Compensation plans or deprive the Executive of any fringe benefit then enjoyed by the Executive; provided, however, that nothing contained in this subparagraph (f) shall be deemed to permit termination by the Executive for Good Reason if the Company offers a range of benefit plans and programs to the Executive which, taken as a whole, are at least comparable to the Benefits and Incentive Compensation in which the Executive is participating on the effective date of the Letter Agreement.

3.10         “Incentive Compensation” shall mean such additional compensation  for the services to be rendered by the Executive pursuant to the Letter Agreement, as such additional compensation relates to and is conditioned up on certain performance goals of the Company.

3.11         “Notice of Termination” shall mean a written notice of termination of the Executive’s employment delivered by the Company to the Executive or by the Executive to the Company, as applicable, upon termination of the Executive’s employment with the Company which (a) sets forth the specific termination provision in this Agreement relied upon, (b) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (c) sets forth the date the Executive’s employment with the Company shall terminate.

3.12         “Person” shall have the meaning of “person” as used in Section 13(d) and 14(d) of the Exchange Act, including a “group” as defined in such sections.

3.13         “Salary” shall mean the annual salary of the Executive as described in the Letter Agreement.

3.14          “Termination Date” shall mean (a) in the case of the Executive’s death, his date of death, and (b) in all other cases, the date specified in the Notice of Termination.

4.  MISCELLANEOUS

4.1.          Successors; Binding Agreement.

(a)           This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors (whether by purchase of assets, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company and its assigns, and the Company shall require any successors and assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place (including the obligation to cause any subsequent successor to also assume the obligations of this Agreement). Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal personal representative. The duties and covenants of the Executive under this Agreement, being personal, may not be delegated.

(b)           Nothing in this Section 4.1 is intended to require that a Person referred to in Section 3.5 as being the beneficial owner of shares of stock of the Company must assume the obligations under this Agreement as a result of such stock ownership.

4.2           Non-Exclusivity of Rights; No Guaranteed Employment.

(a)           Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreements with the Company, except as expressly stated therein.

(b)           The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and may be terminated by either the Executive or the Company at any time.

4.3           Waiver.  The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

4.4           Notices.  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, within 24 hours thereafter, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate address and facsimile number set forth below (or to such other address and facsimile number as a party may designate by notice to the other party pursuant to the terms of this Section 4.4):

If to the Executive:

William C. Bousema

1815 Port Tiffin Place

Newport Beach, CA 92660

Tel: (949) 759-7585

If to the Company:

Primal Solutions, Inc.

18881 Von Karman Avenue, Suite 500

Irvine, California 92624

Attention: Chairman of the Compensation Committee

Facsimile No. (949) 260-1515

4.5           Entire Agreement; Amendments.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. The parties acknowledge that no agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

4.6           Arbitration of Disputes.

(a)           Except as set forth in Section 4.6(b), arbitration shall be the sole and exclusive remedy for any dispute, claim, or controversy of any kind or nature (a “Claim”) arising out of, related to, or connected with this Agreement or the termination of the Executive’s employment relationship with the Company as a result of or in connection with a Change of Control. This mutual agreement to arbitrate includes any Claim by the Executive against any parent, subsidiary, or affiliated entity of the Company, or any director, officer, general or limited partner, employee or agent of the Company or of any such parent, subsidiary or affiliated entity. It also includes any claim against the Executive by the Company, or any parent, subsidiary or affiliated entity of the Company.

(b)           This Section 4.6 does not apply to any claims by Executive: (1) for workers’ compensation benefits; (2) for unemployment insurance benefits; (3) under a benefit plan where the plan specifies a separate arbitration procedure; (4) filed with an administrative agency which are not legally subject to arbitration under this Agreement; or (5) which are otherwise expressly prohibited by law from being subject to arbitration under this Agreement.

(c)           Any arbitration proceedings shall be conducted in Orange County, California. Any Claim submitted to arbitration shall be decided by a single, neutral arbitrator (the “Arbitrator”). The parties to the arbitration shall mutually select the Arbitrator not later than 45 days after service of the demand for arbitration. If the parties for any reason do not mutually select the Arbitrator within the 45 day period, then any party may apply to any court of competent jurisdiction to appoint a retired judge as the Arbitrator. The parties agree that arbitration shall be conducted in accordance with California Code of Civil Procedure sections 1280 et seq., including Code of Civil Procedure section 1283.05 regarding discovery, except as modified in this Agreement. The Arbitrator shall apply the substantive federal, state, or local law and statute of limitations governing any Claim submitted to arbitration. In ruling on any Claim submitted to arbitration, the Arbitrator shall have the authority to award only such remedies or forms of relief as are provided for under the substantive law governing such Claim. The Arbitrator shall issue a written decision revealing the essential findings and conclusions on which the decision is based. Judgment on the Arbitrator’s decision may be entered in any court of competent jurisdiction.

(d)           The Company shall be responsible for paying the fees and costs incurred in the arbitration (e.g., filing fees, transcript costs and Arbitrator’s fees). The parties shall be responsible for their own attorneys’ fees and costs, except that the Arbitrator shall have the authority to award attorneys’ fees and costs to the prevailing party in accordance with the applicable law governing the dispute.

(e)           The Arbitrator, and not any federal or state court, shall have the exclusive authority to resolve any issue relating to the interpretation, formation or enforceability of this Agreement, or any issue relating to whether a Claim is subject to arbitration under this Agreement, except that any party may bring an action in any court of competent jurisdiction to compel arbitration in accordance with the terms of this Agreement.

4.7           ERISA.  This Agreement is an unfunded compensation arrangement for a member of a select group of the Company’s management or that of its subsidiaries and any exemptions under the Employee Retirement Income Security Act of 1974, as amended, as applicable to such an arrangement shall be applicable to this Agreement.

4.8           Headings; Construction.  The headings in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

4.9           Severability.  If any provision of this Agreement is held invalid or unenforceable by any Arbitrator or court of competent jurisdiction, to the extent that the rights or obligations of the parties under this Agreement will not be materially and adversely effected thereby, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

4.10.        Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

4.11.        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and wholly to be performed within the State of California.

4.12.        Further Assurances.  Each party shall execute such further instruments as the other party may reasonably request in order to carry out the provisions of this Agreement.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date above first written above.

THE EXECUTIVE

William C. Bousema

THE COMPANY

PRIMAL SOLUTIONS, INC.,
a Delaware corporation

By:

Name:

Title: